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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             VIASYS HEALTHCARE INC.

                         Pursuant to Section 242 of the
                    Corporation law of the State of Delaware
                    ----------------------------------------

     VIASYS HEALTHCARE INC. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify as follows:

     FIRST: That the Board of Directors deems it advisable that Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to effect a reverse stock split and that such amendment is hereby effected by inserting the following as the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation:

FOURTH: "That each 1.5384615 issued and outstanding shares of Common Stock (as defined below) shall be combined, reclassified and changed into one share of Common Stock of the Corporation; provided, however, that in lieu of any fractional shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the amount determined by the Board of Directors to be the fair value of a share of Common Stock multiplied by the proportion that such fractional share bears to one share of Common Stock."

     SECOND: That the Board of Directors, at a meeting held on October 18, 2001, and the sole stockholder of the Corporation, in a written action in lieu of a meeting dated October 18, 2001, duly adopted the following resolutions, in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware:

RESOLVED: That it is advisable and in the best interests of the Corporation to -------- amend the Corporation's Amended and Restated Certificate of
          Incorporation (the "Certificate of Incorporation"), to implement a one-for-1.5384615 reverse split of the VIASYS Common Stock; and that the proposed amendment to the Certificate of Incorporation, in the form presented to and discussed by the members of the Board of Directors at this meeting (the "Reverse Split Amendment"), be submitted to the sole stockholder of the Corporation for approval.
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     THIRD: That this Certificate of Amendment to the Certificate of
Incorporation of the Corporation shall be effective immediately upon filing.


     IN WITNESS WHEREOF, VIASYS HEALTHCARE INC., has caused this Certificate of Amendment to be signed by Seth H. Hoogasian, its Secretary, this 19th day of October, 2001.



                                             /s/ Seth H. Hoogasian
                                             ---------------------------------
                                             Seth H. Hoogasian, Secretary